UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant ☒                                      Filed by a Party other than the Registrant ☐

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☐   Preliminary Proxy Statement

☐   Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐   Definitive Proxy Statement

☒   Definitive Additional Materials

☐   Soliciting material Pursuant to Rule 14a-12

USG CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

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	2)	Form, Schedule or Registration Statement No.:

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	4)	Date Filed:

On April 26, 2018, USG Corporation posted the following links and materials to its USG Connections employee intranet page, including some materials that were previously distributed to employees prior to Gebr. Knauf KG’s filing of its proxy materials.

Communication Item: Screenshot of USG intranet April 26, 2018 Page 1 of 2

There has been continued news surrounding the proposal by Knauf to purchase all shares of USG Corporation. We anticipate you will continue to see stories in the media as we approach the Annual Meeting of Stockholders on May 9, 2018. Our Board of Directors has a fiduciary obligation to evaluate any credible proposal to acquire USG. The Board unanimously determined that Knauf’s offer of $42.00 per share substantially undervalues the Company, and was therefore not in the best interests of our shareholders. We understand you may have questions, but we are limited in what information we can share at this time. We will aim to share publicly available information with you via email and on this page. Below you will find links to related USG employee communications, as well as publicly-filed press releases, shareholder communications and reports that have been released since March 26, 2018. Additionally, we included links to Knauf publicly-filed press releases, letters to management, letters to our stockholders and additional soliciting materials, as filed with the U.S. Securities and Exchange Commission (SEC). Some of these documents are included in filings with the SEC by either the Company or Knauf. We will update this page as the types of information listed above become available. For further information, please see the documents filed on USG’s SEC page, at www.sec.gov, which include Schedule 13D ownership information filed by Knauf and Berkshire Hathaway as well as Knauf’s proxy statement. The dates referenced below indicate when the information was first made publicly available or circulated. If anyone outside USG asks you about this subject, you should point them to the Company’s public statements. Please refer all media inquiries to Kathleen Prause at kprause@usg.com and all investor inquiries to Bill Madsen at investorrelations@usg.com. For all other questions, please contact corporate-communications@usg.com. March 26 · USG Press Release: USG Board of Directors Unanimously Rejects Unsolicited Proposal from Knauf [http://investor.usg. com/phoenix.zhtml?c=115117&p=irol-newsArticle&ID=2339675] · Email from Jenny Scanlon to all employees: USG Board Rejects Unsolicited Proposal from Knauf · Knauf Letter to Jenny Scanlon, dated November 28, 2017 (filed March 26) [https://www.sec. gov/Archives/edgar/data/757011/000110465918019962/a18-9021_1ex99d1.htm] · Knauf Letter to Steven Leer and Jenny Scanlon, dated March 15, 2018 (filed March 26) [https://www.sec. gov/Archives/edgar/data/757011/000110465918019962/a18-9021_1ex99d2.htm]

Communication Item: Screenshot of USG intranet April 26, 2018 Page 2 of 2

March 28 · Email from Brian Cook to management group: Retirement Plan Information March 29 · Official notification to USG shareholders of matters to be brought to a vote (“Proxy Statement”)https://www.sec. gov/Archives/edgar/data/757011/000120677418001023/usg_courtesy-pdf.pdf April 10 · Knauf Press Release: Knauf Issues Open Letter to USG Shareholders [https://www.sec. gov/Archives/edgar/data/757011/000110465918023144/a18-9786_2dfan14a.htm] · USG Press Release: USG Responds to Knauf “Vote No” Campaign [http://phx.corporate-ir. net/phoenix.zhtml?c=115117&p=irol-newsArticle&ID=2341894] · Email from Brian Cook to all employees: USG Responds to Knauf “Vote No” Campaign April 12 · USG Press Release: USG Sends Letter to Stockholders [http://phx.corporate-ir. net/phoenix.zhtml?c=115117&p=irol-newsArticle&ID=2342309] April 13 · USG Updated Letter to Stockholders [https://www.sec. gov/Archives/edgar/data/757011/000075701118000036/defa14a_04132018.htm] · Email from Brian Cook to all employees: Update on News Surrounding Knauf Proposal April 16 · Knauf Letter to USG Board, dated April 16, 2018 [https://www.sec. gov/Archives/edgar/data/757011/000110465918024337/a18-9778_5dfan14a.htm] April 17 · Knauf Press Release: Knauf Files Investor Presentation [https://www.sec. gov/Archives/edgar/data/757011/000110465918024542/a18-9778_7dfan14a.htm] · Knauf Investor Presentation, dated April 17, 2018 (“Knauf Urges USG Shareholders”) [https://www.sec. gov/Archives/edgar/data/757011/000110465918024517/a18-9778_6dfan14a.htm] April 20 · Revised Materials to the USG Proxy Statement [https://www.sec. gov/Archives/edgar/data/757011/000075701118000038/defr14a_04202018.htm] April 23 · Knauf Press Release: Knauf Sends Letter to USG Shareholders [https://www.sec. gov/Archives/edgar/data/757011/000110465918025712/a18-9778_10dfan14a.htm] April 26 · Knauf Press Release: Knauf Comments on USG’s Disappointing First Quarter Earnings Results [https://www.prnewswire. com/news-releases/knauf-comments-on-usgs-disappointing-first-quarter-earnings-results-300637202.html] · USG Investor Presentation, dated April 26, 2018 [https://www.sec. gov/Archives/edgar/data/757011/000119312518133242/d572962dex991.htm] · USG Press Release: USG Files Investor Presentation and Sends Letter to Stockholders [http://investor. usg.com/phoenix.zhtml?c=115117&p=irol-newsArticle&ID=2344993]

Explanatory Note:

The material below is a reproduction of the screenshot above, provided for clarity and ease of reference

Communication Item:

Screenshot of USG intranet

April 26, 2018

[USG intranet site header]

LATEST INFORMATION ON KNAUF PROPOSAL

There has been continued news surrounding the proposal by Knauf to purchase all shares of USG Corporation. We anticipate you will continue to see stories in the media as we approach the Annual Meeting of Stockholders on May 9, 2018.

Our Board of Directors has a fiduciary obligation to evaluate any credible proposal to acquire USG. The Board unanimously determined that Knauf’s offer of $42.00 per share substantially undervalues the Company, and was therefore not in the best interests of our shareholders.

We understand you may have questions, but we are limited in what information we can share at this time. We will aim to share publicly available information with you via email and on this page. Below you will find links to related USG employee communications, as well as publicly-filed press releases, shareholder communications and reports that have been released since March 26, 2018.

Additionally, we included links to Knauf publicly-filed press releases, letters to management, letters to our stockholders and additional soliciting materials, as filed with the U.S. Securities and Exchange Commission (SEC). Some of these documents are included in filings with the SEC by either the Company or Knauf. We will update this page as the types of information listed above become available. For further information, please see the documents filed on USG’s SEC page, at www.sec.gov, which include Schedule 13D ownership information filed by Knauf and Berkshire Hathaway as well as Knauf’s proxy statement. The dates referenced below indicate when the information was first made publicly available or circulated.

If anyone outside USG asks you about this subject, you should point them to the Company’s public statements. Please refer all media inquiries to Kathleen Prause at kprause@usg.com and all investor inquiries to Bill Madsen at investorrelations@usg.com.

For all other questions, please contact corporate-communications@usg.com.

March 26

•	USG Press Release: USG Board of Directors Unanimously Rejects Unsolicited Proposal from Knauf
[http://investor.usg.com/phoenix.zhtml?c=115117&p=irol-newsArticle&ID=2339675]

•	Email from Jenny Scanlon to all employees: USG Board Rejects Unsolicited Proposal from Knauf

•	Knauf Letter to Jenny Scanlon, dated November 28, 2017 (filed March 26)
[https://www.sec.gov/Archives/edgar/data/757011/000110465918019962/a18-9021_1ex99d1.htm]

•	Knauf Letter to Steven Leer and Jenny Scanlon, dated March 15, 2018 (filed March 26)
[https://www.sec.gov/Archives/edgar/data/757011/000110465918019962/a18-9021_1ex99d2.htm]

March 28

•	Email from Brian Cook to management group: Retirement Plan Information

Communication Item:

Screenshot of USG intranet

April 26, 2018

March 29

•	USG Notice of Annual Meeting and Proxy Statement (notice of matters to be brought to vote)
https://www.sec.gov/Archives/edgar/data/757011/000120677418001023/usg_courtesy-pdf.pdf

April 10

•	Knauf Press Release: Knauf Issues Open Letter to USG Shareholders
[https://www.sec.gov/Archives/edgar/data/757011/000110465918023144/a18-9786_2dfan14a.htm]

•	USG Press Release: USG Responds to Knauf “Vote No” Campaign
[http://phx.corporate-ir.net/phoenix.zhtml?c=115117&p=irol-newsArticle&ID=2341894]

•	Email from Brian Cook to all employees: USG Responds to Knauf “Vote No” Campaign

April 12

•	USG Press Release: USG Sends Letter to Stockholders
[http://phx.corporate-ir.net/phoenix.zhtml?c=115117&p=irol-newsArticle&ID=2342309]

April 13

•	USG Updated Letter to Stockholders
[https://www.sec.gov/Archives/edgar/data/757011/000075701118000036/defa14a_04132018.htm]

•	Email from Brian Cook to all employees: Update on News Surrounding Knauf Proposal

April 16

•	Knauf Letter to USG Board, dated April 16, 2018
[https://www.sec.gov/Archives/edgar/data/757011/000110465918024337/a18-9778_5dfan14a.htm]

April 17

•	Knauf Press Release: Knauf Files Investor Presentation
[https://www.sec.gov/Archives/edgar/data/757011/000110465918024542/a18-9778_7dfan14a.htm]

•	Knauf Investor Presentation, dated April 17, 2018
[https://www.sec.gov/Archives/edgar/data/757011/000110465918024517/a18-9778_6dfan14a.htm]

April 20

•	Revised Materials to the USG Proxy Statement
[https://www.sec.gov/Archives/edgar/data/757011/000075701118000038/defr14a_04202018.htm]

April 23

•	Knauf Press Release: Knauf Sends Letter to USG Shareholders
[https://www.sec.gov/Archives/edgar/data/757011/000110465918025712/a18-9778_10dfan14a.htm]

April 26

•	Knauf Press Release: Knauf Comments on USG’s Disappointing First Quarter Earnings Results
[https://www.prnewswire.com/news-releases/knauf-comments-on-usgs-disappointing-first-quarter-earnings-results-300637202.html]

•	USG Investor Presentation, dated April 26, 2018
[https://www.sec.gov/Archives/edgar/data/757011/000119312518133242/d572962dex991.htm]

•	USG Press Release: USG Files Investor Presentation and Sends Letter to Stockholders
[http://investor.usg.com/phoenix.zhtml?c=115117&p=irol-newsArticle&ID=2344993]

•	Email from Brian Cook to all employees: USG Releases Investor Presentation

[END OF REPRODUCTION]

Email from Jenny Scanlon to all employees: USG Board Rejects Unsolicited Proposal from Knauf

Communication Item:

Email from Jenny Scanlon to all employees

Subject: LETTER FROM THE CEO: USG Board Rejects Unsolicited Proposal from Knauf

March 26, 2018

Dear Colleagues:

As you may have seen, we announced today that we have rejected a proposal from Gebr. Knauf KG (Knauf) to acquire USG Corporation (USG). As a publicly traded company, there is always the possibility that we will receive such an offer and the Board has a duty to evaluate whether it is in all of our shareholders’ best interests. Having carefully considered the proposal, the Board determined that it significantly undervalues our company and that our current strategy will deliver meaningfully greater value.

It is not surprising that there would be interest in USG given the progress that we have made over the last several years, such as focusing our portfolio on manufacturing, launching a number of innovative new products to meet our customers’ needs and strengthening our balance sheet. We have clear competitive advantages and many growth opportunities ahead of us. We remain focused on executing our new corporate strategy to enhance the company’s leadership position in the building products industry, achieve unparalleled customer loyalty and fuel profitable growth – which will create value for our shareholders, customers and employees.

We’ve all worked very hard to achieve the strong position we have today, and we appreciate the contributions each of you have made toward our success.

I know news like this can be distracting, but the most important thing you can do is to remain focused on your day-to-day role. We will update you, as appropriate, if and when there’s more to share. As a reminder, please refer all press inquiries to Kathleen Prause at kprause@usg.com and all investor inquiries to Bill Madsen at investorrelations@usg.com.

Sincerely,

Jenny

No Attachments

Email from Brian Cook to management group: Retirement Plan Information

Communication Item:

Email from Brian Cook to Management Incentive Program participants and other leaders

Subject: Retirement Plan Information

March 28, 2018

All,

There have been questions raised by employees about the USG Retirement Plan since we announced that the USG Board rejected a proposal from Knauf to acquire USG Corporation. The attached FAQs should help you provide some answers to questions from employees about the potential impact on the USG Retirement Plan should there ever be a Change in Control. The attached is a summary, with more details available in the actual plan documents.

If employees have additional questions, you can direct them to the Corporate-Communications@usg.com email box so we can collect them and respond appropriately.

Regards,

Brian

Attachment: FAQs on the USG Retirement Plan

See page 2

Communication Item:

FAQs on the USG Retirement Plan

March 28, 2018

FAQs – Change in Control

The USG Retirement Plan

There have been several questions raised by employees since we announced the USG Board rejected a proposal from Knauf to acquire USG Corporation. Many of the questions are speculative in nature and the variations of what could happen are numerous. While the questions are understandable, we cannot engage in speculation about what “might” happen.

There are several questions about the provisions of the USG Retirement Plan that we can address. The following is a summary although if you have further questions, you will be able to find answers in the actual plan documents.

1. What would happen to the USG Retirement Plan if USG were ever to be acquired?

The USG Retirement Plan is a separate entity from USG Corporation. The assets of the USG Retirement Plan are held in a trust account at The Northern Trust Company. If another company acquired USG, it would also acquire the Plan. That would result in the new owner becoming the Sponsor of the Plan, just as USG is the Sponsor today.

No matter who is the Sponsor, the Plan is well-funded, with assets just over $1.3 billion dollars. USG has consistently added funds to the trust, even during some of the company’s most challenging times. Those pension funds cannot be removed from that trust for any other reason besides paying participants the benefits they have earned. The assets are held in safekeeping solely for the purpose of providing your benefit. You will continue to be able to get your earned benefit out of the trust when you retire or leave USG.

2. Could a new owner change the USG Retirement Plan?

The new owner would become the Sponsor of the USG Retirement Plan upon the sale of USG. The new owner could not reduce any benefit you have earned up to the time of the sale, or up to the time any changes are made to the Plan if they chose to do so at a later date. The level of benefit you have earned would be preserved. If you are currently eligible for the Rule of 90, your eligibility would continue. Just as USG can do now, a new owner can continue the Plan in its current form or elect to make changes to how benefits are earned under the Plan, but only prospectively.

More details are available in the actual plan documents which are available on USG’s intranet at: USG

Connections - HR4ME - USG Benefits - Important Documents

If you have any questions, send them to Corporate Communications at Corporate-Communications@usg.com. We will gather questions and provide updates to all employees as needed.

Email from Brian Cook to all employees: USG Responds to Knauf’s “Vote No” Campaign

Communication Item:

Email from Brian Cook to all employees

Subject: USG Responds to Knauf’s “Vote No” Campaign

April 10, 2018

All,

This morning we issued the attached press release in response to Knauf’s letter asking that our shareholders vote against our slate of directors at our upcoming annual meeting on May 9, 2018. Knauf’s request is likely a tactic to draw attention to their offer to purchase all shares of USG for $42 per share. Our Board has a fiduciary obligation to evaluate any credible proposal to acquire USG. Together with our financial and legal advisors, the Board thoroughly analyzed Knauf’s proposal and unanimously determined that $42.00 per share substantially undervalues the Company, and was therefore not in the best interests of all our shareholders.

The Securities and Exchange Commission has rules regarding communications while soliciting votes for the Annual Stockholders Meeting on May 9th. These rules restrict what we can say about this subject, including to our employees. However, you can expect to see more stories in the press leading up to our annual meeting. We will also be issuing additional communications to our shareholders shortly. We will update you when there is more we can share.

We ask you to stay focused on your day-to-day role, creating great products for our customers and helping USG continue to grow. If anyone outside USG asks you about this subject, you should simply refer them to the Company’s public statements. Please refer all press inquiries to Kathleen Prause at kprause@usg.com and all investor inquiries to Bill Madsen at investorrelations@usg.com.

Brian Cook

Attachment: USG Press Release: USG Responds to Knauf “Vote No” Campaign

See page 2

USG Responds to Knauf’s “Vote No” Campaign

Notes Knauf’s Mischaracterization of USG’s Engagement

Chicago, IL, April 10, 2018 – USG Corporation (NYSE: USG) today issued the following statements in response to the announcement from Gebr. Knauf KG (“Knauf”) urging USG shareholders to vote against the Company’s director nominees at its upcoming Annual Meeting on May 9, 2018.

On March 26, 2018, USG announced that it had received a proposal from Knauf to acquire USG for

$42.00 per share in cash and that, after careful consideration, and with the assistance of its financial and legal advisors, the Board had determined that Knauf’s proposal significantly undervalues the Company and is not in the best interests of all USG shareholders.

Steven Leer, USG’s non-executive chairman of the Board, said, “Knauf’s letter mischaracterizes our Board’s actions. Our Board has clearly demonstrated that it is willing to evaluate any opportunity to deliver value to all of our shareholders. We have engaged with Knauf in good faith on multiple occasions since November 2017. Jenny Scanlon and I met in person with Alexander Knauf and Manfred Grundke on March 12. Additionally, at the direction of our Board, our financial and legal advisors met with Knauf’s advisors as recently as last Thursday. The fact is their proposal is wholly inadequate, opportunistic and does not reflect the intrinsic value of the company.”

Jennifer Scanlon, president and chief executive officer of USG, said, “Contrary to Knauf’s statements, I have met with and spoken to Knauf’s senior managment multiple times in the past few months. Knauf knows this industry well and understands that USG, with our Sheetrock® brand, is the crown jewel within North American building products, and to date has not indicated any willingness to pay full value to all of our shareholders.”

About USG Corporation

USG Corporation is an industry-leading manufacturer of building products and innovative solutions. Headquartered in Chicago, USG serves construction markets around the world through its Gypsum, Performance Materials, Ceilings, and USG Boral divisions. Its wall, ceiling, flooring, sheathing and roofing products provide the solutions that enable customers to build the outstanding spaces where people live, work and play. Its USG Boral Building Products joint venture is a leading plasterboard and ceilings producer across Asia, Australasia and the Middle East. For additional information, visit www.usg.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 related to management’s expectations about future conditions, including but not limited to, statements with respect to our expectations regarding the future impact of our strategic initiatives and statements regarding the indication of interest made by Knauf. In some cases, forward-looking statements include, without limitation, any statement that may project, indicate or imply future results, events, performance or achievements, and may contain the words “expect,” “intend,” “plan,” “anticipate,” “estimate,” “believe,” “may,” “will be,” “will continue,” “will likely result” and similar expressions. Actual business, market or other conditions may differ materially from management’s expectations and, accordingly, may affect our sales and profitability, liquidity and future value. Any forward-looking statements represent our views only as of today and should not be relied upon as representing our views as of any subsequent date. Actual results may differ materially due to various other factors, including future actions that may be taken by Knauf in furtherance of its unsolicited proposal. Forward-looking statements speak only as of the time they are made, and we expressly disclaim any obligation or undertaking to update these statements to reflect any change in expectations or beliefs or any change in events, conditions or circumstances on which any forward- looking statement is based. Information describing other risks and uncertainties affecting USG that could cause actual results to differ materially from those in forward-looking statements may be found in our filings with the Securities and Exchange Commission, including, but not limited to, the “Risk Factors” in our most recent Annual Report on Form 10-K.

USG - HIGHLY SENSITIVE

Additional Information

In connection with USG’s 2018 Annual Meeting of Shareholders, USG has filed with the U.S. Securities and Exchange Commission (the “SEC”) a definitive proxy statement and other documents, including a proxy card. SHAREHOLDERS ARE ENCOURAGED TO READ THE DEFINITIVE PROXY STATEMENT AND ALL OTHER RELEVANT DOCUMENTS WHEN FILED WITH THE SEC AND WHEN THEY BECOME AVAILABLE BECAUSE THOSE DOCUMENTS WILL CONTAIN IMPORTANT INFORMATION. Investors and other interested parties may obtain the documents free of charge at the SEC’s website, www.sec.gov, or from USG at its website, www.usg.com, or through a request in writing sent to USG at 550 West Adams Street, Chicago, Illinois 60661-3676, attention: Corporate Secretary.

Participants in Solicitation

USG and its directors and executive officers may be deemed to be participants in the solicitation of proxies in connection with the 2018 Annual Meeting of Shareholders. Certain information concerning certain of these participants is set forth in USG’s definitive proxy statement, dated March 29, 2018, for its 2018 Annual Meeting of Shareholders as filed with the SEC on Schedule 14A. Additional information regarding the interests of these participants in the solicitation of proxies in respect of the 2018 Annual Meeting and other relevant materials will be filed with the SEC when they become available.

USG Corporation

Media:

Sard Verbinnen & Co: Jim Barron/Pam Greene 212-687-8080

USG Corporation: Kathleen Prause 312-436-6607, KPrause@usg.com

Investors:

USG Corporation: Bill Madsen, 312-436-5349, investorrelations@usg.com

USG - HIGHLY SENSITIVE

Email from Brian Cook to all employees: Update on News Surrounding Knauf Proposal

Communication Item:

Email from Brian Cook to all employees

Subject: Update on News Surrounding Knauf Proposal

April 13, 2018

All,

As you may have already seen, there has been continued news surrounding the proposal by Knauf to purchase all shares of USG Corporation. Yesterday the USG Board issued a letter to USG stockholders urging them to vote for the election of USG’s highly qualified independent directors at our upcoming Annual Meeting which you can find here: Letter to Shareholders. We anticipate you will continue to see stories in the media as we approach the Annual Meeting of Stockholders on May 9, 2018.

We understand employees may have questions, but we are limited in what information we can share at this time beyond what was contained in the Board’s letter. We are creating a resources page on USG Connections next week where we will post press releases and public filings on this subject, including the letter the Board issued yesterday morning.

As a reminder, if anyone outside USG asks you about this subject, you should refer them to the Company’s public statements. Please refer all media inquiries to Kathleen Prause at kprause@usg.com and all investor inquiries to Bill Madsen at investorrelations@usg.com.

Brian Cook

No Attachments

Email from Brian Cook to all employees: USG Releases Investor Presentation

Communication Item:

Email from Brian Cook to all employees

Subject: USG Releases Investor Presentation

April 26, 2018

This morning we issued a press release and investor presentation in response to Knauf’s proposal to purchase all shares of USG Corporation and its subsequent “vote no” campaign. We created an information page on USG Connections, which has the latest information related to this issue. We will keep this page updated as needed.

Our Board of Directors has a fiduciary obligation to evaluate any credible proposal to acquire USG. USG’s Board is committed to maximizing value for ALL our stockholders, either by executing our strategy or through any proposal to acquire USG that provides full and fair value. We believe Knauf’s proposals are opportunistically timed, do not reflect USG’s intrinsic value or the substantial benefits Knauf would receive, and are not in the best interests of all our stockholders.

We understand employees may have questions, but we are limited in what information we can share at this time. We anticipate you will continue to see stories in the media as we approach the Annual Meeting of Stockholders on May 9, 2018. As a reminder, if anyone outside of USG asks you about this subject, you should refer them to our public statements. Please refer all press inquiries to Kathleen Prause at kprause@usg.com and all investor inquiries to Bill Madsen at investorrelations@usg.com.

Brian Cook

No Attachment

Important Additional Information and Where to Find It

In connection with USG’s 2018 Annual Meeting of Stockholders, USG has filed with the U.S. Securities and Exchange Commission (the “SEC”) a definitive proxy statement and other documents, including a WHITE proxy card. The Company, its directors, director nominees and certain of its officers and other employees will be considered participants in the solicitation of proxies from shareholders in respect of the 2018 Annual Meeting. Information regarding the names of the Company’s directors, director nominees, and the certain officers and other employees who are considered participants, and their respective interests in the Company by security holdings or otherwise, is set forth in USG’s definitive proxy statement, dated March 29, 2018, for its 2018 Annual Meeting of Stockholders as filed with the SEC on Schedule 14A, as well as in USG’s proxy supplement, dated April 20, 2018, as filed with the SEC. BEFORE MAKING ANY VOTING DECISION, STOCKHOLDERS ARE ENCOURAGED TO READ ALL RELEVANT DOCUMENTS FILED WITH OR FURNISHED TO THE SEC, INCLUDING THE COMPANY’S DEFINITIVE PROXY STATEMENT AND ANY SUPPLEMENTS THERETO AND ACCOMPANYING WHITE PROXY CARD. Investors and other interested parties may obtain the documents free of charge at the SEC’s website, www.sec.gov, or from USG at its website, www.usg.com, or through a request in writing sent to USG at 550 West Adams Street, Chicago, Illinois 60661-3676, attention: Corporate Secretary.